Exhibit 99.1

OptimizeRx Corporation to Present at Noble Financial Capital Markets Equity Conference

ROCHESTER, MI -- 1/12/15 -- OptimizeRx Corporation (OTCQB: OPRX) today announced that David Harrell, its Chief Executive Officer, will present at the Noble Financial Capital Markets Eleventh Annual Equity Conference at Club Med in Sandpiper Bay, Florida on Monday, January 19, 2015 at 2:30 pm Eastern Standard Time.

At the time of the presentation, a live audio and high-definition video webcast of the presentation and a copy of the presentation materials will be available on our website at www.optimizerx.com, or through the Noble Financial websites: www.noblefcm.com, or www.nobleresearch.com/D2/2015.htm. We recommend registering at least 10 minutes prior to the start of the presentation to ensure timely access. You will require a Microsoft SilverLight viewer (a free download from the presentation link) to participate. The webcast and presentation will also be archived on our website for 90 days following the event.

“We are excited to again be participating in the Noble Conference to discuss our continued growth and escalation in the emerging electronic co-pay coupon market that we created and are expanding within the $360 Billion U.S. pharmaceutical sector” stated David Harrell.

About OptimizeRx Corp
OPTIMIZERx Corp. (OTCQB: OPRX) provides unique consumer and physician platforms to help patients better afford and comply with their medicines and healthcare products, while offering pharmaceutical and healthcare companies more effective ways to expand patient awareness, access and adherence to their medications. For more information, please go to www.optimizerxcorp.com or www.samplemd.com.

About Noble Financial

Noble Financial Capital Markets was established in 1984. Noble Financial is an equity research driven, full-service, investment banking boutique focused on life sciences, technology, energy and media, emerging growth, companies. The Company has offices in New York, Boston, Los Angeles, and Boca Raton, FL. In addition to non-deal road shows and sector specific conferences throughout the year, Noble Financial hosts its large format annual equity conference in January in South Florida featuring 120-150 presenting companies from across North America and total attendance close to 600. For more information go to www.noblefcm.com.

'SAFE HARBOR'

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:

OptimizeRx
Doug Baker

dbaker@samplemd.com
248-651-6568 x807